U.S. SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549

                               FORM 5

        ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

1. Name and address of Reporting Person

    Christ H. Manos
    5050 Tibbitt Lane
    Burke, VA 22015

2.  Issuer Name and Ticker or Trading Symbol

Williams Industries, Inc.  (WMSI)

3.  IRS or Social Security Number of Reporting Person
    (Voluntary)

    ###-##-####

4.  Statement for Month/Year

     July/2000

5. If Amendment, Date of Original (Month/Year)

    n/a

6.  Relationship of Reporting Person to Issuer

     Director
 X   Officer - Title - Controller
     10% Owner
     Other (specify below)

7.  Individual or Joint/Group Filing (Check Applicable Line)

 X    Form filed by One Reporting Person

      Form filed by More than One Reporting Person

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Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially
Owned

1.  Title of Security

Williams Industries, Inc.  Common Stock

2.  Transaction Date (Month/Year)

    3/2000

3.  Transaction Code

     Code
     J (purchases under employee stock purchase plan by weekly payroll deductions)

4.  Securities Acquired (A) or Disposed of (D)

       Amount    (A) or (D)    Price
     .  100           A        Varying prices as determined by
                                 employee stock purchase plan.


5.  Amount of Securities Beneficially Owned
    at End of the Issuer's Fiscal Year

    300

6.  Ownership Form: Direct (D) or Indirect (I)

   (D)

7.  Nature of Indirect Beneficial Ownership

    n/a

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Table II
Derivative Securities Acquired, Disposed of, or Benefically Owned

1.  Title of Derivative Security

    Options to Buy

2.  Conversion or Exercise Price of Derivative Security

    See Forms (3,4)

3.  Transaction Date (Month/Year)

    See Forms (3,4)

4.  Transaction Code

    Code
    See Forms (3,4)

5.  Securities Acquired (A) or Disposed of (D)

    Amount    (A) or (D)    Price

    See Forms (3,4)

6.  Date Exercisable and Expiration Date (Month/Date/Year)

    See Forms (3,4)

7.  Title and Amount of Underlying Securities

    Title - Williams Industries, Inc. Common Stock

    Amount or Number of Shares

    See Forms (3,4)

8.  Price of Derivative Security

    See Forms (3,4)

9.  Number of Derivative Securities Beneficially Owned at
    End of Month

    2 options as described in Form(s) 3,4

10. Ownership Form of Derivative Security: Direct (D) or
    Indirect (I)

    D

11. Nature of Indirect Beneficial Ownership

    n/a

Signature

/s/ - Christ H. Manos
      Christ H. Manos